NEWSRELEASE

FOR IMMEDIATE RELEASE
May 10, 2006

Contacts:
Analysts Jay Gould Susan Stuart	(614) 480-4060 (614) 480-3878	Media Jeri Grier-Ball Maureen Brown	(614) 480-5413 (614) 480-4588

HUNTINGTON BANCSHARES INCORPORATED ANNOUNCES TERMINATION OF FORMAL WRITTEN AGREEMENT WITH THE
FEDERAL RESERVE

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) announced that the Federal Reserve Bank of Cleveland notified Huntington’s board of directors today that Huntington has totally satisfied the provisions of the written agreement dated February 28, 2005, and that the Federal Reserve Bank of Cleveland, under delegated authority of the Board of Governors of the Federal Reserve System, has terminated the written agreement effective May 10, 2006.

About Huntington

Huntington Bancshares Incorporated is a $36 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 140 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than 380 regional banking offices in Indiana, Kentucky, Michigan, Ohio, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of almost 1,000 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Arizona, Florida, Georgia, North Carolina, Pennsylvania, South Carolina, and Tennessee; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. International banking services are made available through the headquarters office in Columbus and an office located in the Cayman Islands and an office located in Hong Kong.

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